Exhibit 99.1

/C O R R E C T I O N -- Acurx Pharmaceuticals, Inc./ PR Newswire

STATEN ISLAND, N.Y., June 18, 2025

In the news release, Acurx Pharmaceuticals, Inc. Announces Exercise of Warrants for $2.67 Million Gross Proceeds, issued 17-Jun-2025 by Acurx Pharmaceuticals, Inc. over PR Newswire, we have been advised by the company of an update to the release that correctly states the reduced exercise price for the warrants being exercised. The complete, corrected release follows:

Acurx Pharmaceuticals, Inc. Announces Exercise of Warrants for $2.67 Million Gross Proceeds

Staten Island, NY, June 18, 2025 — Acurx Pharmaceuticals, Inc. (NASDAQ: ACXP) (“Acurx” or the “Company”), a late-stage biopharmaceutical company developing a new class of antibiotics for difficult-to-treat bacterial infections, today announced that it has entered into a warrant inducement agreement (the “Letter Agreement”) with a certain holder (“Holder”) of existing warrants to purchase up to an aggregate of 4,445,435 shares of common stock (the “Existing Warrants”) having exercise prices ranging from $3.25 to $3.26 per share, issued by the Company in July 2022 and May 2023, wherein the Holder agreed to exercise the Existing Warrants at a reduced exercise price of $0.60 per share, resulting in gross proceeds of approximately $2.67 million, before deducting offering fees and other expenses payable by the Company. In consideration for the exercise of the Existing Warrants for cash, the investors received 6,223,609 G-1 warrants (the “G-1 Warrants”) and 2,667,261 G-2 warrants (the “G-2 Warrants) to purchase up to an aggregate of 8,890,870 shares of common stock (the “New Warrants”). The G-1 Warrants are exercisable immediately at an exercise price of $0.425 per common share and will expire five years from the issuance date. The G-2 Warrants are exercisable upon shareholder approval at an exercise price of $0.425 per common share and will expire five years from the issuance date. The shares of common stock issuable upon exercise of the Existing Warrants are registered pursuant to effective resale registration statements on Form S-1 (File Nos. 333-267412 and 333-273015).

The transaction is expected to close no later than June 20, 2025, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from the exercise for working capital and general corporate purposes.

The New Warrants are being issued in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such New Warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the New Warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Ibezapolstat

Ibezapolstat is the Company’s lead antibiotic candidate advancing to international Phase 3 clinical trials to treat patients with C. difficile Infection (CDI). Ibezapolstat is a novel, orally administered antibiotic being developed as a Gram-Positive Selective Spectrum (GPSS®) antibacterial. It is the first of a new class of DNA polymerase IIIC inhibitors under development by Acurx to treat bacterial infections. Ibezapolstat's unique spectrum of activity, which includes C. difficile but spares other Firmicutes and the important Actinobacteria phyla, appears to contribute to the maintenance of a healthy gut microbiome. In June 2018, ibezapolstat was designated by the U.S. Food and Drug Administration (FDA) as a Qualified Infectious Disease Product (QIDP) for the treatment of patients with CDI and will be eligible to benefit from the incentives for the development of new antibiotics established under the Generating New Antibiotic Incentives Now (GAIN) Act. In January 2019, FDA granted "Fast Track" designation to ibezapolstat for the treatment of patients with CDI. The CDC has designated C. difficile as an urgent threat highlighting the need for new antibiotics to treat CDI.

About Acurx Pharmaceuticals, Inc.

Acurx Pharmaceuticals is a late-stage biopharmaceutical company focused on developing a new class of small molecule antibiotics for difficult-to-treat bacterial infections. The Company's approach is to develop antibiotic candidates with a Gram-positive selective spectrum (GPSS®) that blocks the active site of the Gram+ specific bacterial enzyme DNA polymerase IIIC (pol IIIC), inhibiting DNA replication and leading to Gram-positive bacterial cell death. Its R&D pipeline includes antibiotic product candidates that target Gram-positive bacteria, including Clostridioides difficile, methicillinresistant Staphylococcus aureus (MRSA), vancomycin resistant Enterococcus (VRE) and drug-resistant Streptococcus pneumoniae (DRSP).

To learn more about Acurx Pharmaceuticals and its product pipeline, please visit www.acurxpharma.com.

 Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, the timing and completion of the offering; the satisfaction of customary closing conditions related to the offering and the intended use of proceeds therefrom, and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether ibezapolstat will benefit from the QIDP designation; whether ibezapolstat will advance through the clinical trial process on a timely basis; whether the results of the clinical trials of ibezapolstat will warrant the submission of applications for marketing approval, and if so, whether ibezapolstat will receive approval from the FDA or equivalent foreign regulatory agencies where approval is sought; whether, if ibezapolstat obtains approval, it will be successfully distributed and marketed; and other risks and uncertainties described in the Company's annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2024, and in the Company's subsequent filings with the Securities and Exchange Commission. Such forward- looking statements speak only as of the date of this press release, and Acurx disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

Investor Contact:

Acurx Pharmaceuticals, Inc.

David P. Luci, President & Chief Executive Officer

Tel: 917-533-1469

Email: davidluci@acurxpharma.com

Source: Acurx Pharmaceuticals, Inc.